Exhibit 23.1

Seale & Beers, CPAs

Certified Public Accountants

PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of ILoadApp, of our report dated October 15, 2014 on our audit of the financial statements of ILoadApp as of May 31, 2014, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and from inception on May 22, 2013 through May 31, 2014, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

October 16, 2014

8250 W. Charleston Blvd., Suite 100 - Las Vegas, NV 89117

Phone: (888) 727-8251 Fax: (888) 782-2351